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                                                                   EXHIBIT 10.48

                         MANAGEMENT EMPLOYMENT AGREEMENT

The following agreement (hereinafter known as "Agreement") is hereby entered into between Michael McKelvey (hereinafter known as "Employee") and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the "Company") and having its principal offices at 30 S. 17th Street, Philadelphia, PA 19103 on June 12, 2006 and shall be effective as of June 23, 2006.

1.   DUTIES AND RESPONSIBILITIES

     Employee agrees to hold the position of President and Chief Executive Officer and shall be directly responsible to the Board of Directors. Employee shall be based in Arlington, Virginia but understands that he shall be obligated to travel to the Company's offices in Philadelphia and elsewhere and to such other locations as may be reasonably necessary to perform his duties as President and Chief Executive Officer.

2.   BEST EFFORTS

     Employee agrees to devote his best efforts to his employment with the Company, on a full-time (no less than 40 hours/week) basis. He further agrees not to use the facilities, personnel or property of the Company for private business benefit.

3.   ETHICAL CONDUCT

     Employee will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products, and business of the Company.

4.   TERM OF THE AGREEMENT

     This Agreement will be effective upon full execution and will continue year to year unless terminated.

5.   COMPENSATION

     a. Salary shall be $350,000/year payable in equal installments as per the company's payroll policy. Salary shall be considered on an annual basis and adjusted based on performance.

     b. Benefits shall be the standard benefits of the Company, as they shall exist from time to time and will include a $1000 per month car allowance.

     c. This position qualifies for the Executive Bonus Plan of the Company. For 2006, the Employee's bonus target will be 50% of his base salary if the company meets its Board approved objectives for the year. Bonus will be prorated based on Employee's starting date with the Company, and may be increased or decreased based on performance as per the 2006 bonus plan. The Employee will also be

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          eligible to participate in the Executive Bonus Plan each year thereafter for the life of the Agreement at a level to be determined by the Compensation Committee of the Company's Board of Directors.

     d. Employee will be granted 150,000 stock options on the date employment begins, priced at the closing price of the stock on that date subject to approval of the Company's Board of Directors. These options are granted pursuant to the Company's 2003 Stock Option Plan and will have a term of seven years and vest in four equal consecutive annual installments commencing one year from the date of grant; provided, however, that upon any Change of Control (as hereinafter defined), one-third of such options shall, to the extent not previously vested, become vested.

     e. As a sign-on bonus, Company agrees to pay Employee $150,000 on or prior to November 1, 2006.

6.   NON-DISCLOSURE

     Employee acknowledges that employment with the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, trade secrets and business methods and systems, which have been developed at great expense by the Company and which Employee recognizes to be unique assets of the Company's business. Upon termination of employment for any reason, Employee agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Employee further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he will not disclose nor use in any manner, any confidential or proprietary material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company or required during the performance of his duties.

7.   BUSINESS INTERFERENCE; NONCOMPETITION

     a. During employment with the Company and for a period of one year (the "Restrictive Period") thereafter (regardless of the reason for termination) Employee agrees he will not, directly or indirectly, in any way for his own account, as employee, stockholder, partner, or otherwise, or for the account of any other person, corporation, or entity; (i) request or cause any of the Company's suppliers, customers or vendors to cancel or terminate any existing or continuing business relationship with the Company; (ii) solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company to refrain from rendering such services to the Company or to terminate his relationship, contractual or otherwise, with the Company; or (iii) induce or attempt to influence any customer or vendor to cease or refrain from doing business or to decline to do business with the Company or any of its affiliated distributors or vendors.


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     b.   The Employee agrees that, during the Restrictive Period, the Employee will not directly or indirectly, accept employment with, provide services to or consult with, or establish or acquire any interest in, any business, firm, person, partnership, corporation or other entity which engages in any business or activity that is competitive with the business conducted by the Company in any state of the United States of America and in any foreign country in which any customer to whom the Company is providing services or technology is located; provided, however, that the foregoing shall not prohibit ownership of less than 1% of the outstanding shares of any class of capital stock registered under the Securities Exchange Act of 1934, as amended.

8.   FORFEITURE FOR BREACH; INJUNCTIVE RELIEF

     a. Any breach of the covenants made in Sections 6 and 7 hereof shall result in the forfeiture of the Employee's right to any and all payments which may be required to be made under this Agreement following such breach and shall relieve the Company of any obligation to make such payments.

     b. The Employee acknowledges that his compliance with the covenants in Sections 6 and 7 hereof is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Employee of the provisions of Section 6 or 7 hereof, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Employee agrees that, in the event of such violation or threatened violation by the Employee, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company.

     c. The rights and remedies of the Company as provided in this Section 8 shall be cumulative and concurrent and may be pursued separately, successively or together against Employee, at the sole discretion of the Company, and may be exercised as often as occasion therefore shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

     d. Employee agrees to reimburse the Company for any expenses incurred by it in enforcing the provisions of Sections 6 and 7 hereof if the Company prevails in that enforcement, and the Company agrees to reimburse Employee for any expenses incurred by him in defending any such enforcement actions if he prevails in such actions.

9.   INVENTIONS

     Employee agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Employee agrees to grant to the Company the entire interest in all of such discoveries, improvements, and inventions and to sign all


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     patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Employee further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, while employed, shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery or improvement conceived, made or disclosed during the one year period following the termination of employment with the Company shall be deemed to have been made, conceived or discovered during employment with the Company.

     Employee acknowledges any discoveries, improvements and other inventions made prior to the date of initial employment with the Company or the date hereof, which have not been field in the United States Patent Office, are attached on Exhibit A, which shall be executed by both the Employee and the Company.

10.  NO CURRENT CONFLICT

     a. The Company is aware of and has reviewed Employee's Key Employee Agreement with his former employer, PAREXEL International Corporation ("PXL"), which contains non-disclosure and non-competition provisions. In hiring Employee, the Company agrees to assume the risk that PXL may bring legal claims (regardless of their merit) against Employee and/or the Company alleging violation of these provisions. The Company agrees to indemnify and hold harmless Employee from any and all claims, actions and judgments, including reasonable costs and attorneys' fees incurred in defending against same, arising from and related to any allegation by PXL that the Employee has breached the provisions of his Key Employment Agreement with PXL.

     b. The Company also agrees that, should Employee be enjoined from working for the Company as a result of claims brought by PXL in the future, such an event shall not be considered grounds to terminate Employee for Cause, and the Company shall continue to provide Employee with his full salary and other compensation and benefits until the injunctive period ends; provided, however, that if the injunction period extends for more than 90 days, the Company shall have the right to terminate Employee's employment hereunder immediately by notice to Employee. Any such termination shall be considered a termination of this Agreement other than for Cause.

11.  TERM; TERMINATION AND TERMINATION BENEFITS

     a. Employment is "at will" which means that either the Company or Employee may terminate at any time, with or without cause of good reason, upon written notice at least 30 days prior to termination.

     b. This Agreement shall terminate upon the death of the Employee. In addition, if, as a result of mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Company's Board of Directors, can be expected to be permanent or to be of an indefinite duration and which renders the Employee unable to carry out the job responsibilities held by, or the tasks assigned to, the


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          Employee immediately prior to the time the disabling condition was incurred, or which entitles the Employee to receive disability payments under any long-term disability insurance policy which covers the Employee for which the premiums are reimbursed by the Company (a "Disability"), and the Employee shall have been absent from his duties hereunder on a full-time basis for 120 consecutive days, or 180 days during any twelve month period, and within thirty (30) days after written notice (which may occur before or after the end of such 120 or 180 day period) by the Company to Employee of the Company's intent to terminate the Employee's employment by reason of such Disability, the Employee shall not have returned to the performance of his duties hereunder, the Employee's employment hereunder shall, without further notice, terminate at the end of said thirty-day notice.

     c. (1) The Company may also terminate the Employee's employment under this Agreement for Cause. For purposes of this Agreement, the Company may terminate you for "cause" by majority vote of the Board of Directors if the Employee, in the reasonable judgment of such majority, (i) fails to perform any reasonable directive of the Company that may be given from time to time for the conduct of the Company's business; (ii) materially breaches any of his commitments, duties or obligations under this Agreement; (iii) embezzles or converts to his own use any funds of the Company or any business opportunity of the Company; (iv) destroys or converts to his own use any property of the Company, without the Company's consent; (v) is convicted of, or indicted for, or enters a guilty plea or plea of no contest with respect to, a felony; (vi) is adjudicated an incompetent or (vii) violates any federal, state, local or other law applicable to the business of the Company or engages in any conduct which, in the reasonable judgment of the Company, is injurious to the business or interests of the Company. The Company must give the Employee written notice of the Employee's breach under sections 11.c.(1).(i.), 11.c.(1).(ii), and 11.c.(1).(vii) and an
               opportunity to cure within thirty (30) days of such written notice. If the Employee fails to cure, the Company may terminate the Employee for Cause and shall give notice of termination to the Employee as required under Section 11.a.

          (2) Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined) within eight months after the date of this Agreement, then the provisions of Section 11c.(1) shall be superseded and replaced by the following:

                    The Company may also terminate the Employee's employment under this Agreement for Cause. For purposes of this Agreement, "Cause" shall mean any one or more of the following: (i) the Employee's willful failure or refusal to perform substantially his duties on behalf of the Company for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) the Employee's conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt


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                    in connection with a felony; (iii) disloyalty, willful
                    misconduct or breach of fiduciary duty by the Employee which causes material harm to the Company; or (iv) the Employee's willful violation of any confidentiality, developments or non-competition agreement which causes material harm to the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Company's Board of Directors (the "Board") (excluding the Employee if he is a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel of his choice, to be heard by the Board) finding that the Employee has, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.

     d. Upon termination of this Agreement for Cause, the Company shall have no further obligation to Employee other than for annual salary and bonus earned through the date of termination, and no severance pay or other benefits of any kind shall be payable; provided, however, that in the event the Company terminates this Agreement other than for Cause or as a result of the death or Disability of the Employee, the Company shall provide to the Employee (i) severance equal to 100% of his then-current annual salary and applicable bonus (calculated assuming 100% achievement and pro rated based on the number of days elapsed during the year prior to the date on which the termination of employment occurred), payable in one lump sum and (ii) continuation of Benefits (as hereafter defined), subject to applicable benefit plan provisions, for one year.

     e. Notwithstanding any contrary provision contained in this Agreement, upon the first occurrence of a Trigger Event (as hereafter defined), the Employee shall be entitled to receive (i) severance equal to 100% (or, if such Trigger Event occurs within eight months after the date hereof, 200%) of his then current annual salary and applicable bonus (calculated assuming 100% achievement and pro rated based on the number of days elapsed during the year prior to the date on which the termination of employment occurred), payable in one lump sum (ii) continuation of Benefits (as hereafter defined), subject to applicable benefit plan provisions, for two years (or, if earlier, until such time as Employee shall have obtained new employment with benefits substantially comparable to the Benefits); and (iii) accelerated vesting of all stock options, such that all stock options held by Employee immediately prior to the date of Change of Control (as hereafter defined) shall become exercisable in full as of the date of the Change of Control.

          The term "Benefits" as utilized in this Section 11, shall mean standard health, dental, disability, life and accident insurance benefits at least equivalent to the benefits in place prior to termination, all of which are subject to any applicable premium co-pay, and car allowance.


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          The term "Trigger Event" as utilized in this Section 11 shall mean the occurrence of a Change of Control (as hereafter defined) in connection with or after which either (i) the Employee is terminated other than for Cause; or (ii) the Employee resigns his employment within 60 days after the Change of Control because neither the Company nor the other party to the Change of Control (the "Buyer") offers the Employee a position with comparable responsibilities, authority, location and compensation, it being understood and agreed that (A) a position that requires the employee to manage the cardiac safety business of the Company or the Buyer, whether conducted as a separate company or a division of the Company or the Buyer, as President of such company or division, and to have responsibilities in connection with the integration of any acquisition that constitutes a Change of Control and for corporate development thereafter shall be deemed a position with comparable responsibilities and authority, and (B) a position that permits Employee to be based within 50 miles of Arlington, Virginia but requires travel to locations within the Northeastern United States to perform the duties of such position shall be deemed a position with a comparable location.

     The term "Change of Control", as utilized herein, shall mean:

     (i) A change in control of a nature that would be required to be reported in the Company's proxy statement under the Securities Exchange Act of 1934, as amended;

     (ii) The approval by the Board of Directors of a sale, transfer or disposition of all or substantially all of the Company's assets and business to an unrelated third party and the consummation of such transaction; or

     (iii) The approval by the Board of Directors of any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) or (ii) above, and the consummation of such transaction.

          In order to implement the provisions of this Section 11.e., in connection with any Change of Control, the Company shall, as a condition thereto, accelerate the vesting of all unvested stock options as of the date of the Change of Control or cause the Buyer to either assume all stock options held by the Employee immediately prior to the Change of Control or grant equivalent substitute options containing substantially the same terms, and the Company shall not otherwise take any action that would cause any stock options held by the Employee that are not then exercisable to terminate prior to the Change of Control or Trigger Event, as otherwise permitted by the Company's 2003 Stock Option Plan or as may be permitted by the Buyer's stock option plan, respectively.

12.  MISCELLANEOUS

     a. This Agreement and any disputes arising herefrom shall be governed by Pennsylvania law. In the event of any dispute arising out of or relating to this Agreement or the breach hereof, the parties shall use their reasonable commercial


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          efforts to settle the dispute by direct negotiations between individuals with full settlement authority. If the dispute is not settled through negotiation within 30 days after the dispute is first asserted, the parties shall submit the dispute to arbitration, which shall decide any unresolved controversy or claim arising out of or relating to this Agreement by binding arbitration in accordance with National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in Philadelphia, Pennsylvania and shall be conducted by a single arbitrator agreed upon by the parties who is an attorney with at least fifteen years of experience in dealing with executive employment matters; provided, however, that if the parties have not agreed upon an arbitrator within 30 days after expiration of the negotiation period, then the arbitration shall be conducted by three arbitrators, each of whom shall meet the foregoing criteria, one of whom shall be selected by the Company, one of whom shall be selected by the Employee and the third of whom shall be selected by agreement of the first two. Notwithstanding the foregoing provisions of this Section 12.a, the Company shall be entitled to seek equitable relief as contemplated by
          Section 8.b hereof from a court of competent jurisdiction and either party shall have the right to initiate an action in a court of competent jurisdiction to enforce any arbitration decision.

     b. In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

     c. This Agreement supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter.

     d. The failure of either party at any time or times to require performance of any provision hereof shall in no way effect the right at a later time to enforce the same. No waiver by either party or any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless in writing and signed by the aggrieved party. A waiver by a party hereto in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in Agreement.


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     e.   Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, sent by certified mail, postage prepaid, or delivered by a nationally recognized overnight delivery service addressed, if to the Company at 30 S. 17th Street, 8th Floor, Philadelphia, PA 19103 Attn: Chairman and if to the Employee, at the address of his personal residence as maintained in the Company's records.

For Employee:                                 For the Company:


/s/ Michael McKelvey                          /s/ Joel Morganroth, MD
--------------------                          -----------------------
                                              Name: Joel Morganroth, MD
                                                    Chairman

Date: June 12, 2006                           Date: June 12, 2006


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